UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 18, 2022

LORDSTOWN MOTORS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38821	83-2533239
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 Hallock Young Road

Lordstown, Ohio 44481

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (234) 285-4001

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	RIDE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01             Entry into a Material Definitive Agreement.

As previously announced, Lordstown Motors Corp. (the “Company”) entered into the Investment Agreement (the “Investment Agreement”) on November 7, 2022 with Foxconn Ventures Pte. Ltd., an affiliate of global technology company Hon Hai Technology Group (“Foxconn”). On November 22, 2022, the Company completed the initial closing under the Investment Agreement, at which Foxconn purchased for an aggregate investment of approximately $52.7 million (a) 12,917,274 shares of Class A common stock, $0.0001 par value per share (the “Common Stock”), at a purchase price of $1.76 per share, and (b) 300,000 shares of Series A Convertible Preferred Stock, $0.0001 par value per share (the “Preferred Stock,” and together with the Common Stock, the “Securities”), at a purchase price of $100 per share.

The Investment Agreement also provides for a second closing (the “Subsequent Common Closing”), at which Foxconn will purchase 26,855,453 additional shares of Common Stock at a purchase price of $1.76 per share following the parties’ receipt of a written communication from the U.S. government’s Committee on Foreign Investment in the United States (“CFIUS”) that CFIUS has concluded that the transactions contemplated by the Investment Agreement are not a “covered transaction” or CFIUS has concluded that there are no unresolved national security concerns with respect to the transactions (“CFIUS Clearance”) and any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or terminated and subject to the other conditions set forth in the Investment Agreement. Upon satisfaction of certain milestones related to pre-development and design activities for a new electric vehicle program in collaboration with Foxconn and subject to satisfaction of other customary conditions set forth in the Investment Agreement, Foxconn will purchase in two tranches up to 700,000 additional shares of Preferred Stock at a purchase price of $100 per share.

Registration Rights Agreement

In connection with and as a condition to the Initial Closing, on November 22, 2022, the Company and Foxconn entered into the previously disclosed Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which the Company agreed to use reasonable efforts to file and cause to be declared effective a registration statement with the Securities and Exchange Commission registering the resale of the Securities, including any shares of Common Stock issuable upon conversion of the Preferred Stock, by the earlier to occur of (i) the Subsequent Common Closing, (ii) a determination that CFIUS Clearance will not occur and (iii) May 7, 2023. Foxconn also has customary demand and piggyback registration rights with respect to the Securities, and indemnification rights.

The foregoing description does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Registration Rights Agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information included in Item 1.01 above is incorporated by reference into this Item 3.02. The Securities have been and will be issued to accredited investor(s) in reliance upon the exemption from the registration requirements of the Securities Act of 1933 afforded by Section 4(a)(2) of the Securities Act of 1933.

Item 3.03	Material Modifications to Rights of Security Holders.

The information included in Item 1.01 above and Item 5.03 below is incorporated by reference into this Item 3.03.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the Initial Closing, on November 18, 2022, the Company filed with the Secretary of the State of Delaware the previously disclosed form of Certificate of Designation, Preferences and Rights of the Series A Convertible Preferred Stock (the “Certificate of Designations”), designating 1,000,000 shares as Series A Convertible Preferred Stock and designating the rights, preferences and limitations of such shares, which became effective on November 18, 2022.

The Preferred Stock will, with respect to dividend rights, rights on the distribution of assets on any liquidation, dissolution or winding up of the affairs of the Company and redemption rights, rank: (a) on a parity basis with each other class or series of any equity interests (“Capital Stock”) of the Company now or hereafter existing, the terms of which expressly provide that such class or series ranks on a parity basis with the Preferred Stock as to such matters (such Capital Stock, “Parity Stock”); (b) junior to each other class or series of Capital Stock of the Company now or hereafter existing, the terms of which expressly provide that such class or series ranks senior to the Preferred Stock as to such matters (such Capital Stock, “Senior Stock”); and (c) senior to the Common Stock and each other class or series of Capital Stock of the Company now or hereafter existing, the terms of which do not expressly provide that such class or series ranks on a parity basis with, or senior to, the Preferred Stock as to such matters (such Capital Stock, “Junior Stock”).

In the event of any liquidation, dissolution or winding up of the affairs of the Company, the holders of Preferred Stock will be entitled, out of assets legally available therefor, before any distribution or payment to the holders of any Junior Stock, and subject to the rights of the holders of any Senior Stock or Parity Stock and the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Preferred Stock equal to the greater of (1) the sum of $100 per share plus the accrued unpaid dividends with respect to such share and (2) the amount the holder would have received had it converted such share into Common Stock immediately prior to the date of such event.

Holders of the Preferred Stock will be entitled to receive dividends at a rate equal to 8% per annum, which accrue and accumulate whether or not declared. Such dividends compound quarterly and are payable quarterly in arrears. In addition, the holders of the Preferred Stock participate with any dividends payable in respect of any Junior Stock or Parity Stock.

All holders of shares of Preferred Stock will be entitled to vote with the holders of Common Stock on all matters submitted to a vote of stockholders of the Company as a single class with each share of Preferred Stock entitled to a number of votes equal to the number of shares of Common Stock into which such share could be converted; provided, that no holder of shares of Preferred Stock will be entitled to vote (i) until the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable, or (ii) to the extent that such holder would have the right to a number of votes in respect of such holder’s shares of Common Stock, Preferred Stock or other capital stock that would exceed (A) prior to the Subsequent Common Closing, 9.99% of the capital stock of the Company that is entitled to vote generally in any election of directors of the Company (“Voting Power”), (B) prior to the time the Company obtains the approval of stockholders contemplated by Rule 5635 of the Nasdaq listing rules as in effect on November 7, 2022 with respect to certain equity issuances, 19.99% of the Voting Power (collectively, the “Ownership Limitations”).

Pursuant to the Certificate of Designation, commencing on the later of (1) May 7, 2023, and (2) the earlier of (x) the date of the Subsequent Common Closing and (y) November 7, 2023 (the “Conversion Right Date”), the Preferred Stock is convertible at the option of the holder into shares of Common Stock at a conversion price of $1.936 (the “Conversion Price”), subject to customary adjustments. At any time following the third anniversary of the date of issuance, the Company can cause the Preferred Stock to be converted if the volume-weighted average price of the Common Stock exceeds 200% of the Conversion Price for a period of at least twenty trading days in any period of thirty consecutive trading days. Foxconn’s ability to convert is limited by the Ownership Limitations. Upon a change of control, Foxconn can cause the Company to purchase any or all of its Preferred Stock at a purchase price equal to the greater of its liquidation preference (including any unpaid accrued dividends) and the amount of cash and other property that it would have received had it converted its Preferred Stock prior to the change of control transaction.

The foregoing description does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Certificate of Designations, a copy of which is attached as Exhibit 3.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
3.1	Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock
10.1	Registration Rights Agreement, dated November 22, 2022, between Lordstown Motors Corp. and Foxconn Ventures Pte. Ltd.
104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LORDSTOWN MOTORS CORP.

	By:	/s/ Adam Kroll
	Name:	Adam Kroll
	Title:	Chief Financial Officer
Date: November 22, 2022